Exhibit 99.1

Granite Reports Full-Year and Fourth Quarter 2008 Results

  Gross profit for the year increased 14% to a record $468.7 million
  Operating income up 55% for the quarter and 24% for the year
  Cash and short-term marketable securities increased $69.0 million for the year to $499.2 million
  Strong balance sheet with zero net debt at year end
  Effective tax rate decreased to 29% from 33% in 2007
  Granite East operating margins 14% in 2008; up from breakeven in 2007

WATSONVILLE, Calif.--(BUSINESS WIRE)--February 25, 2009--Granite Construction Incorporated (NYSE:GVA) today reported net income of $122.4 million for the full-year 2008 compared with $112.1 million for 2007. Diluted earnings per share were $3.21 for the full-year 2008 compared with $2.71 per diluted share for the full-year 2007.

For the fourth quarter of 2008, Granite reported net income of $31.9 million, or $0.84 per diluted share. This compares with net income of $17.2 million, or $0.42 per diluted share for the fourth quarter of 2007.

“I am very pleased with our accomplishments this year,” said William G. Dorey, Granite president and chief executive officer. “We have delivered strong business results and increased value to our shareholders by significantly improving bottom line performance on our large projects. Additionally, we continue to maintain a strong balance sheet, which provides us the financial strength and flexibility to successfully navigate through today’s challenging economic environment.”

Full-Year 2008 Financial Results

Total Company

  Revenues were $2.7 billion, essentially flat compared to 2007.
  Gross profit as a percent of revenue for the year ended December 31, 2008, increased to 18% compared with 15% last year, reflecting a significant improvement in gross profit from Granite East and a slight decrease in gross profit from Granite West.
  Construction materials gross profit as a percent of material sales was 12% in 2008 compared with 20% in 2007. The decrease was driven by weakness in the private sector market, a shift in demand for lower-valued products as well as inventory reserve adjustments.
  General and administrative expenses increased to $257.5 million or 10% of revenue compared with $246.2 million or 9% of revenue in 2007.
  Operating income increased to $216.7 million compared with $174.9 million in 2007, reflecting improved performance in Granite East.
  Contract backlog at December 31, 2008 was $1.7 billion compared with $2.1 billion a year ago.
  Other income for the year was $16.7 million compared with $23.5 million last year.
  Minority interest in consolidated subsidiaries increased to $43.3 million for the year compared with $20.9 million in 2007. The increase was primarily due to improved execution on Granite East consolidated joint venture projects and a $17.7 million claim settlement.
  At December 31, 2008, cash and short-term marketable securities totaled $499.2 million including approximately $121.0 million of cash and cash equivalents from the Company’s consolidated joint ventures.

Granite West

  Granite West revenues totaled $2.0 billion compared with $1.9 billion for the prior year.
  Gross profit as a percent of revenue for the year was 18% compared with 19% last year.
  Operating income decreased to $205.4 million for the same period compared with $230.2 million in 2007.

Granite East

  Granite East revenue totaled $695.0 million compared with $768.5 million for the prior year.
  Gross margin as a percent of revenue for the year was 17% compared with 3% last year. The increase reflected improved project performance, the settlement of a significant claim, and projects reaching the profit recognition threshold.
  Operating income totaled $93.6 million compared with $0.8 million in 2007.

Granite Land Company (“GLC”)

  GLC revenue was $9.0 million compared with $40.7 million in 2007, reflecting the variability in the timing of real estate sales transactions.
  Gross loss for the period was $1.5 million compared with a gross profit of $15.8 million last year.
  Operating loss was $4.1 million for the year compared with operating income of $12.0 million in 2007. The 2008 loss includes a $4.5 million impairment charge related to residential development projects in California.

Fourth Quarter 2008 Financial Results

Total Company

  Total revenues for the quarter were $627.3 million, essentially flat compared with 2007.
  Gross profit as a percent of revenue increased in the quarter to 19% from 16% in 2007.
  Operating income for the quarter was $58.4 million, compared with $37.7 million in the prior year, reflecting increases in Granite West and Granite East.
  Other income for the quarter was $6.8 million compared with $4.4 million last year, reflecting a $14.4 million pre-tax gain related to the sale of our remaining shares in TIC Holdings, Inc. partially offset by a $10.9 million loss on available-for-sale securities.
  General and administrative expenses decreased $3.9 million to $59.2 million or 9% of revenue compared with $63.1 million or 10% of revenue in 2007. The decrease reflects the Company’s ongoing initiative to reduce general and administrative expenses throughout the organization.
  Minority interest for the quarter increased $5.2 million to $12.3 million.

Granite West

  Revenue for the quarter totaled $463.2 million compared with $445.8 million for the same period in 2007.
  Gross profit as a percent of revenue for the fourth quarter was 18% compared with 19% in 2007.
  Operating income increased $6.4 million for the quarter to $50.1 million compared with $43.7 million for the fourth quarter last year.

Granite East

  Revenue for the quarter was $163.2 million compared with $183.1 million for the same period last year.
  Gross profit as a percent of revenue for the quarter increased to 20% compared with 10% in the same period last year.
  Operating income for the quarter increased to $25.8 million compared with $14.1 million for the fourth quarter 2007.

Granite Land Company

  GLC revenue for the quarter was $0.9 million compared with $4.2 million for the same period last year.
  Gross profit as a percent of revenue for the period was 21% compared with a negative gross profit margin of 30% last year.
  Operating loss for the quarter was $0.3 million compared with a loss of $2.1 million in the fourth quarter of 2007.

Outlook

“Over the longer term, we are optimistic about the growing need for the services and materials we provide. While the current level of bidding activity in the West remains relatively healthy, we are experiencing a lot of competition for smaller-sized projects which we expect will continue through 2009,” said Dorey.

“In the East, we are maintaining solid margins and benefiting from overall improved execution. We are selectively pursuing projects across our three Granite East regions and expect to build our backlog over the year.

“Additionally, while we are encouraged by the potential increase in infrastructure funding as a result of the federal stimulus bill, it is too early for us to know to what degree it will impact our business.

“As we look to 2009, our priority is to maximize profitability by operating as efficiently and effectively as possible. We remain focused on driving sustainable long term growth for our shareholders. With our strong balance sheet and diversified business strategy, we are positioned to take advantage of the opportunities our markets have to offer.”

Conference Call

Granite will conduct a conference call tomorrow, February 26, 2009, at 11:00 a.m. ET/ 8:00 a.m. PT to discuss the results for the fourth quarter ended December 31, 2008. Access to a live audio webcast is available at www.graniteconstruction.com/investor-relations. The live conference call may be accessed by calling (877) 864-2735 in the U.S. and Canada and (706) 634-7039 for international listeners. The conference ID for the call is 77458748. The conference call will be recorded and available for replay from approximately two hours after the live call through March 5, 2009 by calling (800) 642-1687 or (706) 645-9291. The conference ID for the recording is 77458748.

About Granite

Granite Construction Incorporated is a member of the S&P 400 Midcap Index, the Domini 400 Social Index and the Russell 2000. Granite Construction Company, a wholly owned subsidiary, is one of the nation's largest diversified heavy civil contractors and construction materials producers. Granite Construction Company serves public and private sector clients through its offices and subsidiaries nationwide. For more information about Granite, please visit their website at www.graniteconstruction.com.

Forward-Looking Statements

This press release contains statements that are not based on historical facts and which may be forward-looking in nature. Under the Private Securities Litigation Reform Act of 1995, a “safe harbor” may be provided to us for certain of these forward-looking statements. Words such as “outlook,” “believes,” “expects,” “appears,” “may,” “will,” “should,” “anticipates” or the negative thereof or comparable terminology, are intended to identify these forward-looking statements. These forward-looking statements are estimates reflecting the best judgment of our senior management and are based on our current expectations and projections concerning future events, many of which are outside of our control, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those risks described in this Report under “Item 1A. Risk Factors.” Except as required by law, we undertake no obligation to revise or update any forward-looking statements for any reason. As a result, the reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)	(1)

Revenue
Construction	$556,659	$542,864	$2,312,116	$2,321,502
Material sales	69,794	86,045	353,115	375,700
Real estate	871	4,156	9,013	40,712
Total revenue	627,324	633,065	2,674,244	2,737,914
Cost of revenue
Construction	446,649	458,104	1,883,742	2,002,064
Material sales	63,287	71,118	311,246	300,234
Real estate	690	5,406	10,536	24,872
Total cost of revenue	510,626	534,628	2,205,524	2,327,170

Gross profit	116,698	98,437	468,720	410,744

General and administrative expenses	59,188	63,069	257,532	246,202
Gain on sales of property and equipment	939	2,290	5,503	10,343

Operating income	58,449	37,658	216,691	174,885

Other income (expense)
Interest income	3,358	6,129	18,445	26,925
Interest expense	(3,130)	(1,369)	(16,001)	(6,367)
Acquisition expense	-	(7,752)	-	(7,752)
Equity in income (loss) of affiliates	378	846	(1,058)	5,205
Other, net	6,157	6,555	15,353	5,498
Total other income	6,763	4,409	16,739	23,509

Income before provision for income taxes and minority interest	65,212	42,067	233,430	198,394

Provision for income tax	21,011	17,790	67,692	65,470

Income before minority interest	44,201	24,277	165,738	132,924

Minority interest in consolidated subsidiaries	(12,276)	(7,109)	(43,334)	(20,859)

Net income	$31,925	$17,168	$122,404	$112,065

Net income per share:
Basic	$0.85	$0.43	$3.25	$2.74
Diluted	$0.84	$0.42	$3.21	$2.71
Weighted average shares of common stock:
Basic	37,434	40,275	37,606	40,866
Diluted	38,013	40,802	38,106	41,389

(1) Derived from Granite's annual audited consolidated financial statements.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,	December 31,
	2008	2007
	(Unaudited)	(1)

Assets

Current assets
Cash and cash equivalents	$460,843	$352,434
Short-term marketable securities	38,320	77,758
Accounts receivable, net	314,733	397,097
Costs and estimated earnings in excess of billings	13,295	17,957
Inventories, net	55,223	55,557
Real estate held for development and sale	75,089	51,688
Deferred income taxes	43,637	43,713
Equity in construction joint ventures	44,681	34,340
Other current assets	56,742	96,969

Total current assets	1,102,563	1,127,513

Property and equipment, net	517,678	502,901

Long-term marketable securities	21,239	55,156

Investment in affiliates	19,996	26,475

Other noncurrent assets	81,979	74,373

Total assets	$1,743,455	$1,786,418

Liabilities and Shareholders' Equity

Current liabilities
Current maturities of long-term debt	$39,692	$28,696
Accounts payable	174,626	213,135
Billings in excess of costs and estimated earnings	227,364	275,849
Accrued expenses and other current liabilities	184,939	212,265

Total current liabilities	626,621	729,945

Long-term debt	250,687	268,417

Other long-term liabilities	43,604	46,441

Deferred income taxes	18,261	17,945

Minority interest in consolidated subsidiaries	36,773	23,471

Shareholders' equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares; none outstanding	-	-
Common stock, $0.01 par value, authorized 150,000,000 shares in 2008 and in 2007; issued and outstanding 38,266,791 shares as of December 31, 2008 and 39,450,923 shares as of December 31, 2007	383	395
Additional paid-in capital	85,035	79,007
Retained earnings	682,237	619,699
Accumulated other comprehensive (loss) income	(146)	1,098

Total shareholders' equity	767,509	700,199

Total liabilities and shareholders' equity	$1,743,455	$1,786,418

	December 31,	December 31,
Financial Position	2008	2007

Working capital	$475,942	$397,568
Current ratio	1.76	1.54
Debt to total capitalization	0.27	0.30
Total liabilities to equity ratio	1.27	1.55

(1) Derived from Granite's annual audited consolidated financial statements.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

Years Ended December 31,	2008	2007
	(Unaudited)	(1)
Operating activities
Net income	$122,404	$112,065
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment of real estate held for development and sale	4,500	3,000
Inventory reserve adjustment	12,848	478
Depreciation, depletion and amortization	87,311	82,157
Provision for doubtful accounts	10,958	3,894
Gain on sales of property and equipment	(5,503)	(10,343)
Change in deferred income taxes	1,190	(7,822)
Stock-based compensation	7,463	7,342
Excess tax benefit on stock-based compensation	(851)	(3,659)
Minority interest in consolidated subsidiaries	43,334	20,859
Acquisition expense	-	7,752
Equity in loss (income) of affiliates	1,058	(5,205)
Acquisition of minority interest	(16,617)	-
Gain on sale of investment in affiliate	(14,416)	-
Loss on sale of marketable securities	10,939	-
Gain on early extinguishment of debt	(1,150)	-
Changes in assets and liabilities, net of the effects of acquisitions	(6,132)	24,270
Net cash provided by operating activities	257,336	234,788
Investing activities
Purchases of marketable securities	(71,630)	(152,954)
Maturities of marketable securities	108,090	195,313
Purchase of company owned life insurance	(8,000)	-
Proceeds from sale of marketable securities	22,499	-
Release of funds for acquisition of minority interest	28,332	-
Additions to property and equipment	(94,135)	(118,612)
Proceeds from sales of property and equipment	14,539	17,777
Acquisition of business	(14,022)	(76,427)
Contributions to affiliates	(8,053)	(6,805)
Distributions from affiliates	3,895	-
Acquisition of minority interest	-	(28,495)
Other investing activities, net	228	3,459
Net cash used in investing activities	(18,257)	(166,744)
Financing activities
Proceeds from long-term debt	3,725	330,260
Long-term debt principal payments	(17,092)	(139,598)
Repurchase of common stock	(45,540)	(98,014)
Cash dividends paid	(20,055)	(16,764)
Contributions from minority partners	5,026	33,287
Distributions to minority partners	(45,909)	(33,813)
Acquisition of minority interest	(11,716)	-
Excess tax benefit on stock-based compensation	851	3,659
Other financing activities	40	480
Net cash (used in) provided by financing activities	(130,670)	79,497

Increase in cash and cash equivalents	108,409	147,541

Cash and cash equivalents at beginning of period	352,434	204,893

Cash and cash equivalents at end of period	$460,843	$352,434

(1) Derived from Granite's annual audited consolidated financial statements.

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - In Thousands)

	Three Months Ended December 31,			Year Ended December 31,
	Granite West	Granite East	Granite Land Company	Granite West	Granite East	Granite Land Company

2008
Revenue	$463,244	$163,209	$871	$1,970,196	$695,035	$9,013
Gross profit (loss)	$81,202	$32,998	$181	$348,259	$120,866	$(1,523)
Gross profit (loss) as a percent of revenue	17.5%	20.2%	20.8%	17.7%	17.4%	-16.9%
Operating income (loss)	$50,115	$25,827	$(348)	$205,399	$93,622	$(4,143)
Operating income (loss) as a percent of revenue	10.8%	15.8%	-40.0%	10.4%	13.5%	-46.0%

2007
Revenue	$445,782	$183,127	$4,156	$1,928,751	$768,451	$40,712
Gross profit (loss)	$84,035	$17,346	$(1,250)	$370,429	$25,824	$15,840
Gross profit (loss) as a percent of revenue	18.9%	9.5%	-30.1%	19.2%	3.4%	38.9%
Operating income (loss)	$43,715	$14,125	$(2,089)	$230,191	$766	$12,031
Operating income (loss) as a percent of revenue	9.8%	7.7%	-50.3%	11.9%	0.1%	29.6%

GRANITE CONSTRUCTION INCORPORATED
Contract Backlog
(Unaudited - In Thousands)

Contract Backlog by Division	December 31, 2008		September 30, 2008		December 31, 2007

Granite West	$788,872	46.4%	$915,472	50.3%	$854,142	41.0%
Granite East	910,524	53.6%	906,116	49.7%	1,230,403	59.0%

Total	$1,699,396	100.0%	$1,821,588	100.0%	$2,084,545	100.0%

CONTACT:
Granite Construction
Jacque Fourchy, 831-761-4714 (Investors)